UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2008
LoopNet, Inc.
(Exact name of registrant as specified in its charter)
000-52026
(Commission File Number)

Delaware	77-0463987
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
(Address of principal executive offices, with zip code)
(415) 243-4200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On February 5, 2008, LoopNet, Inc. (“LoopNet”) is issuing a press release and holding a conference call regarding its results for its fiscal quarter ended December 31, 2007. The full text of the press release (the “Press Release”) issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
     The information contained in this Item 2.02 of this Current Report on Form 8-K and the Press Release shall be considered “furnished” pursuant to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference into any of LoopNet’s reports or filings with the Securities and Exchange Commission, whether made before or after the date hereof, except as expressly set forth by specific reference in such a filing.
Item 5.02. Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On January 31, 2008, the Board of Directors of LoopNet (the “Board”) approved the promotion of Thomas Byrne from the position of Chief Marketing Officer and Senior Vice President, Marketing and Sales to the position of President and Chief Operating Officer. The full text of the press release issued by LoopNet on February 5, 2008, in connection with Mr. Byrne’s promotion, is attached as Exhibit 99.2 to this Current Report on Form 8-K.
     Mr. Byrne, age 41, has served as Chief Marketing Officer and Vice President, Marketing and Sales since 2002 and Senior Vice President, Marketing and Sales since February, 2006. Prior to joining LoopNet, Mr. Byrne served as Group Vice President of NextCard, a credit card company. Mr. Byrne holds a B.S. of Electrical Engineering, with highest honors, from Georgia Tech and an M.B.A. from the Harvard Business School.
     In connection with Mr. Byrne’s promotion, at their regularly scheduled meetings on January 31, 2008, the Compensation Committee of the Board (the “Committee”) approved, and the Board ratified, the following: (i) an increase in Mr. Byrne’s annual base salary to $275,000, effective as of February 1, 2008, (ii) on the first business day following LoopNet’s next announcement of public earnings, the grant to Mr. Byrnes of a non-statutory option to purchase 375,000 shares of LoopNet common stock, (iii) on the first business day following LoopNet’s next announcement of public earnings, the grant to Mr. Byrnes of 85,000 restricted stock units.
     The stock option award was made under the LoopNet’s 2006 Equity Incentive Plan (the “Plan”), with such option to purchase common stock having an exercise price equal to the closing price of the LoopNet’s common stock on the date of grant. The option to purchase common stock shall have a seven-year term and shall vest at a rate of 1/48th per month from the date of grant, so long as Mr. Byrnes remains an employee of LoopNet.

     The restricted stock unit award was made pursuant to the Plan, and is subject to the terms and conditions of LoopNet’s form of restricted stock unit agreement, a copy of which is attached as Exhibit 10.11 of this Current Report on Form 8-K. One-fourth of the restricted stock units shall vest on the first anniversary of the grant date and one-fourth of the units shall vest on each annual anniversary for three years thereafter, so long as Mr. Byrne remains an employee of LoopNet.
     On January 31, 2008, the Board approved a fiscal year 2008 Bonus Plan, a copy of which is attached as Exhibit 10.10 of this Current Report on Form 8-K.
Item 8.01. Other Events.
     On January 31, 2008, the Board authorized a stock repurchase program of up to $50.0 million of LoopNet’s common stock. The repurchases shall be effected from time to time in the open market at prevailing market prices or through privately negotiated transactions. The stock repurchase program is subject to business and market conditions, and may be suspended or discontinued at any time. The stock repurchase program will be funded using LoopNet’s available cash.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.10	Fiscal Year 2008 Bonus Plan.

10.11	Form of Restricted Stock Unit Agreement under 2006 Equity Incentive Plan.

99.1	Press release regarding fiscal results dated February 5, 2008.

99.2	Press release regarding promotion of Thomas Byrne dated February 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LoopNet, Inc.
Date: February 5, 2008	By:	/s/ Brent Stumme
Brent Stumme
Chief Financial Officer and Senior Vice President, Finance and Administration